Exhibit 99.2

LIGHTJUMP ACQUISITION CORPORATION ANNOUNCES CLOSING OF UPSIZED $120 MILLION INITIAL PUBLIC OFFERING

NEW YORK, January 19, 2021 (BUSINESS WIRE) – LightJump Acquisition Corporation (the “Company”) today announced that it closed its upsized initial public offering of 12,000,000 units at $10.00 per unit, generating total gross proceeds of $120,000,000. Each unit consists of one share of the Company’s common stock and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $11.50 per share.

The Company also announced that on January 15, 2021 it completed the sale of an additional 1,800,000 units pursuant to the underwriters’ over-allotment option granted in connection with the Company’s initial public offering. The additional units were sold at $10.00 per unit resulting in additional gross proceeds to the Company of $18 million. Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $138,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The units are listed on the Nasdaq Stock Market LLC under the symbol “ LJAQU”. Once the securities comprising the units begin separate trading, shares of the common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “LJAQ” and “LJAQW,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business that directly or indirectly offers specific technology solutions or broader technology software and services.

EarlyBirdCapital, Inc. acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Registration Statements relating to the securities became effective on January 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Robert Bennett

Chief Executive Officer

rbennett@firstlex.com